Filed Pursuant to Rule 424(b)(5)
Registration No. 333-272426

SUPPLEMENT NO. 1, DATED NOVEMBER 21, 2024, TO

PROSPECTUS SUPPLEMENT, DATED OCTOBER 4, 2023

(To Prospectus dated September 29, 2023, as supplemented from time to time)

CARLYLE CREDIT INCOME FUND

Up to $75,000,000 of Common Shares

This supplement is being filed to update, amend and supplement certain information in our prospectus dated September 29, 2023, as supplemented by that prospectus supplement dated October 4, 2023 and as further supplemented as of the date hereof, pursuant to which we may offer and sell shares of our common shares of beneficial interest at an aggregate offering price of up to $75.0 million from time to time through the Placement Agents. Sales of our common shares, if any, under the prospectus supplement, as further supplemented as of the date hereof, and the accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market,” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on the New York Stock Exchange or similar securities exchanges or sales made to or through a market maker other than on an exchange, at prices related to the prevailing market prices or at negotiated prices.

This supplement should be read in conjunction with the prospectus supplement and accompanying prospectus. This supplement is only intended to update, amend and supplement certain information in the prospectus supplement to the extent set forth herein. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the prospectus supplement.

This supplement is being filed to reflect that we, Carlyle Global Credit Investment Management L.L.C., B. Riley Securities, Inc., Ladenburg Thalmann & Co. Inc., Oppenheimer & Co. Inc. and Lucid Capital Markets, LLC have entered into Amendment No. 2 to that certain Equity Distribution Agreement, dated October 4, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Equity Distribution Agreement”), in order to add Lucid Capital Markets, LLC as an additional Placement Agent, effective as of the date hereof. Accordingly, each reference to the term “Placement Agent” or “Placement Agents” in the prospectus supplement is hereby amended to include Lucid Capital Markets, LLC.

The address of Lucid Capital Markets, LLC is 570 Lexington Avenue, 40th Floor, New York, New York 10022.

The supplement is also being filed to further supplement the “Plan of Distribution” section of the prospectus supplement to reflect that sales of our common shares, if any, under the prospectus supplement and the underlying prospectus may be made by any method that is deemed to be an “at the market offering,” as defined in Rule 415 under the Securities Act, including block trades representing a significant portion of our outstanding shares and which may be at a discount to the then-current trading price of our common shares.

The supplement is also being filed to reflect that pursuant to the Equity Distribution Agreement, we have agreed only to reimburse fees and expenses to the Placement Agents up to $50,000 and there is no obligation to reimburse the Placement Agents for quarterly fees and expenses of counsel in connection with quarterly updates.

An investment in our common shares involves certain risks, including, among other things, the risk of leverage and risks relating to investments in equity and junior debt tranches of collateralized loan obligations. Common shares of closed-end management investment companies that are listed on an exchange frequently trade at a discount to their net asset value (“NAV”). If our common shares trade at a discount to our NAV, it will likely increase the risk of loss for purchasers of our securities. You should review carefully the risks and uncertainties, including the risk of leverage, described in the section titled “Risk Factors” beginning on page 24 of the prospectus or otherwise included in or incorporated by reference in the prospectus supplement or the prospectus and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus before investing in our common stock.

Supplement dated November 21, 2024 to Prospectus Supplement dated October 4, 2023.